Exhibit 3.441

State of Delaware Secretary of State Division of Corporations Delivered 06:44 PM 07/27/2012 FILED 06:22 PM 07/27/2012 SRV 120882101 – 5190792 FILE

CERTIFICATE OF FORMATION

OF

TIME WARNER CABLE INTERNET HOLDINGS LLC

This Certificate of Formation of Time Warner Cable Internet Holdings LLC (the “Company”) is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act.

1. The name of the Company is Time Warner Cable Internet Holdings LLC.

2. The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801. The name of the Company’s registered agent at such address is The Corporation Trust Company.

3. This Certificate of Formation shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned, an authorized person of the Company, has executed this Certificate of Formation this 27th day of July, 2012.

/s/ William C. Wesselman
William C. Wesselman,
Authorized Person